Exhibit 5.1

50 West Liberty Street, Suite 1000, Reno, Nevada 89501-1950 Telephone: 775.323.1980	3960 Howard Hughes Parkway, Suite 500, Las Vegas, Nevada 89169 Telephone: 702.387.6073

June 30, 2021

Agrify Corporation

76 Tremble Cove Road

Building 3

Billerica, Massachusetts 01862

Re:	Agrify Corporation/Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special Nevada counsel to Agrify Corporation, a Nevada corporation (the “Company”), in connection with the registration by the Company of 5,796,647 shares (the “Shares”) of its common stock, $0.001 par value (the “Common Stock”) on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (“Securities Act”), as filed with the Securities and Exchange Commission (“Commission”). Of the 5,796,647 Shares to be registered, 5,296,647 Shares are reserved and may be issued under the Company’s 2022 Omnibus Equity Inventive Plan (the “ Equity Incentive Plan”) and 500,000 Shares are reserved and may be issued under the Company’s 2022 Employee Stock Purchase Plan (the “Stock Purchase Plan”).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a) the Registration Statement;

(b) the Articles of Incorporation of the Company filed with the Nevada Secretary of State on June 6, 2016, as amended by the Certificate of Change filed with the Nevada Secretary of State on May 24, 2019, the Certificate of Amendment filed with the Nevada Secretary of State on September 16, 2019, the Certificate of Amendment filed with the Nevada Secretary of State on January 7, 2020, and the Certificate of Amendment filed with the Nevada Secretary of State on January 12, 2021 (collectively, the “Articles of Incorporation”);

(c) the Amended and Restated Bylaws of the Company, adopted on December 18, 2020;

(d) the Equity Incentive Plan;

(e) the Stock Purchase Plan;

(e) forms of agreements the grant of awards under the Equity Incentive Plan; and

(f) certain resolutions of the Board of Directors and stockholders of the Company relating to the adoption of the Equity Incentive Plan and the Stock Purchase Plan, the issuance of the Shares, the registration of the Shares under the Securities Act, and such other matters as relevant.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies. We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such documents. In our examination of documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and, other than with respect to the Company, the due authorization by all requisite action, corporate or other, the execution and delivery by all parties of the documents, and the validity and binding effect thereof on such parties.

June 30, 2022

In rendering the opinions set forth below, we have also assumed that:

(a) at or prior to the time of issuance and delivery, the Shares will be registered by the transfer agent and registrar of such Shares;

(b) the Company will keep reserved a sufficient number of shares of its Common Stock to satisfy its obligations for issuances of Shares under the Equity Incentive Plan and the Stock Purchase Plan;

(c) upon issuance of any of the Shares under either the Equity Incentive Plan or the Stock Purchase Plan, the total number of shares of the Company’s Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles of Incorporation;

(d) the Equity Incentive Plan and the Stock Purchase Plan and the stock grant, stock option, or other security exercisable or exchanged for a Share under the Equity Incentive Plan or the Stock Purchase Plan, as applicable, are enforceable; and

(e) each stock grant, stock option, or other security exercisable or exchangeable for a Share under the Equity Incentive Plan and the Stock Purchase Plan, as applicable, has been, or will be, duly authorized, validly granted, and duly exercised or exchanged in accordance with the terms of the Equity Incentive Plan and the Stock Purchase Plan, as applicable, at the time of any grant of a Share or exercise of such stock option or other security under the Equity Incentive Plan or the Stock Purchase Plan, as appliable.

Based on such examination, we are of the opinion that:

(a) the Shares that have been or may be issued under the Equity Incentive Plan and the Stock Purchase Plan are duly authorized shares of the Company’s Common Stock; and

(b) if, as, and when issued against receipt of the consideration therefor in accordance with the provisions of the Equity Incentive Plan or the Stock Purchase Plan, as applicable, and in accordance with the Registration Statement, the Shares will be validly issued, fully paid, and nonassessable.

The opinions expressed herein are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or any changes in applicable law that may come to our attention subsequent to the date the Registration Statement is declared effective.

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, the opinions we express herein are limited to matters involving the laws of the State of Nevada, excluding securities laws of the State of Nevada (to which we express no opinion). We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any securities laws related to the issuance and sale of the Shares.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Sherman & Howard L.L.C.
SHERMAN & HOWARD L.L.C.